Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Varvara Alva	Steve Nolan
630-647-7460	630-647-1074
ir@gogoair.com	pr@gogoair.com

Gogo Announces First Quarter 2014 Results

Record quarterly revenue up 35 percent to $95.7 million

ITASCA, Ill., May 12, 2014 – Gogo Inc. (Nasdaq: GOGO), a leading aircraft communications service provider to the global aviation industry, today announced its financial results for the quarter ended March 31, 2014.

Gogo reported record first quarter revenue of $95.7 million, up 35% year-over-year. Adjusted EBITDA for Q1 2014 was $5.3 million, up 87% from $2.9 million in Q1 2013, driven by strong performance by our CA-NA and BA segments that was partially offset by an increased segment loss in our CA-ROW segment as we continued to invest in our international expansion. Net loss attributable to common stock for Q1 2014 was $16.9 million, or $0.20 per share, compared to net loss attributable to common stock of $32.5 million, or $4.77 per share, in Q1 2013.

“We had an excellent first quarter, during which we produced strong financial results, achieved several important technical and business milestones, and launched connectivity service on Delta’s international fleet,” said Gogo’s President and CEO, Michael Small. “Furthermore, we unveiled 2Ku - our new and exclusive communications technology for the global aviation industry. We also announced our partnership with Air Canada for its entire North American fleet. Our technology leadership, operational expertise, and suite of communications solutions continue to set us apart both in North America and internationally,” added Mr. Small.

First Quarter 2014 Consolidated Financial Results

•	Revenue increased to $95.7 million, up 35% from $70.8 million in Q1 2013. Service revenue increased 32% to $72.3 million and equipment revenue increased 48% to $23.4 million year-over-year.

•	Operating expenses increased to $105.0 million, up 30% from $81.1 million in Q1 2013. We incurred higher operating expenses primarily due to higher cost of service expenses at CA-NA and BA as a result of increased service revenue, and increased cost of equipment expenses at BA as a result of increased equipment revenue. In CA-ROW, we incurred increased operating expenses primarily due to higher satellite transponder and teleport fees, and expenses related to the development and certification of our satellite connectivity systems.

•	Adjusted EBITDA increased to $5.3 million from $2.9 million in Q1 2013, driven by strong growth in CA-NA and BA segment profit, offset in part by increased segment loss in CA-ROW due to increased investment in our international expansion.

•	Cash CAPEX, defined as capital expenditures net of airborne equipment proceeds received from the airlines, increased to $28.6 million, up 6% from $27.1 million in Q1 2013, driven primarily by investments in our ATG network.

•	As of March 31, 2014, Gogo had cash and cash equivalents of $219.6 million compared to $266.3 million as of December 31, 2013.

First Quarter 2014 Business Segment Financial Results

•	Commercial Aviation - North America (CA-NA)

•	We ended the quarter with 2,056 aircraft online, up 9% from 1,878 at March 31, 2013.

•	Average monthly service revenue per aircraft online, or ARPA, increased to $9,199, up 20% from $7,696 in Q1 2013, driven primarily by an 11% increase in take rate, to 6.9% in Q1 2014 from 6.2% in Q1 2013.

•	Total revenue increased to $57.1 million, up 32% from $43.4 million in Q1 2013.

•	Segment profit increased to $5.8 million, up $6.2 million from a segment loss of $0.4 million in Q1 2013, due to strong revenue growth and the timing of airborne equipment certification and development expenses.

•	Business Aviation (BA)

•	We ended the quarter with 2,250 ATG systems online, up 45% from 1,555 at March 31, 2013, and 5,252 satellite systems online, up 4% from 5,062 at March 31, 2013.

•	Service revenue increased to $15.8 million, up 44% from $10.9 million in Q1 2013, driven by the increase in ATG systems online and higher average monthly service revenue per aircraft online for both ATG and satellite service.

•	Equipment revenue increased to $22.8 million, up 49% from $15.2 million in Q1 2013, driven by a 41% increase in ATG units shipped to 241 for Q1 2014, up from 171 in Q1 2013, higher average revenue per ATG unit shipped, and strong sales of the recently introduced Gogo Text & Talk product.

•	Total revenue increased to $38.6 million, up 47% from $26.2 million in Q1 2013.

•	Segment profit increased to $16.5 million, up 74% from $9.5 million in Q1 2013, and segment profit as a percentage of segment revenue increased to 43% in Q1 2014, up from 36% in Q1 2013.

•	Commercial Aviation - Rest of World (CA-ROW)

•	We launched our Ku-band satellite connectivity service on Delta’s international fleet in March of 2014 and ended the quarter with five aircraft online. We expect to end 2014 with 50 to 100 CA-ROW aircraft online.

•	Segment loss increased to $16.9 million from a segment loss of $6.2 million in Q1 2013, due primarily to increased satellite transponder and teleport fees, and expenses associated with the development and certification of our aircraft satellite connectivity systems.

Recent Announcements

•	We received a Supplemental Type Certificate (STC) from the FAA and certification from the Japanese Civil Aviation Bureau (JCAB) to install our Ku-band satellite technology on Boeing 777-300 aircraft. This is our fourth STC for international aircraft – we previously received STCs for Boeing 747-400, 777-200, and Airbus 330 aircraft.

•	We announced our revolutionary 2Ku satellite connectivity technology, which is initially expected to bring 70 mbps to the aircraft, and to be commercially available in mid-2015.

•	Air Canada selected Gogo as the in-flight connectivity provider for its entire North American fleet of 130 aircraft, and expects to test Gogo’s 2Ku and Global Xpress satellite connectivity systems on international flights in 2015.

•	Alaska Airlines announced that it will offer Gogo Vision on its full fleet by the end of 2014.

•	BA announced the launch of our next generation Iridium satellite communications solution.

•	We announced that Gogo and Boeing signed a technical services agreement that will enable us to pursue line-fit installation of our ATG-4 and satellite solutions on Boeing aircraft.

Business Outlook

For the full year ending December 31, 2014, our guidance remains unchanged:

•	Total revenue of $400 million to $422 million

•	CA-NA revenue of $240 million to $250 million

•	BA revenue of $157 million to $167 million

•	CA-ROW revenue of $3 million to $5 million

•	Adjusted EBITDA of $8 million to $18 million

•	Cash CAPEX of $105 million to $125 million

“We expect continued strong growth in revenue fueled by strong secular trends and passenger adoption of new services. We continue to add capacity by upgrading aircraft to ATG-4 technology and had 534 aircraft equipped with ATG-4 systems at the end of March. We expect to see significant capacity increases with the introduction of our GTO and 2Ku airborne antennas, both of which are capable of delivering industry leading speeds of 70 mbps to the aircraft initially, and up to 100 mbps when spot beam Ku satellites are launched,” commented Mr. Small.

Conference Call

The first quarter call will be held on May 12th, 2014 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the company’s website at http://ir.gogoair.com. Participants can also access the call by dialing (855) 500-1988 (within the United States and Canada) or (832) 412-1830 (international dialers) and entering conference ID number 33329976. A replay of the call will be available beginning approximately two hours after the call has ended and will remain available until June 12th, 2014. To access the replay, dial (855) 859-2056 (within the United States and Canada) or (404) 537-3406 (international dialers) and enter the conference ID number 33329976.

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss Per Share and Cash CAPEX in the supplemental tables below. Management uses Adjusted EBITDA and Cash CAPEX for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. Management prepares Adjusted Net Loss and Adjusted Net Loss Per Share for investors, securities analysts and other users of our financial statements for use in evaluating our performance under our current capital structure. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies. Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss Per Share and Cash CAPEX are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of net loss attributable to common stock, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA, Adjusted Net Loss and Adjusted Net Loss Per Share in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results, and (iii) use Cash CAPEX in addition to, and not as an alternative to, consolidated capital expenditures when evaluating our liquidity.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the loss of, or failure to realize benefits from, agreements with our airline partners; any inability to timely and efficiently roll out our technology roadmap for any reason, including regulatory delays, or the failure by our airline partners to roll out equipment upgrades or new services or adopt new technologies in order to support increased network capacity demands; the loss of relationships with original equipment manufacturers or dealers; our ability to develop network capacity sufficient to accommodate demand; unfavorable economic conditions in the airline industry and economy as a whole; our ability to expand our domestic or international operations, including our ability to grow our business with current and potential future airline partners; an inability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price, service performance and line-fit availability; our reliance on third-party satellite service providers and equipment and other suppliers, including single source providers and suppliers; our ability to successfully develop and monetize new products and services, including those that were recently released, are currently being offered on a limited, or trial basis or are in various stages of development; our ability to deliver products and services, including newly developed products and services, on schedules consistent with our contractual commitments to customers; the effects, if any, on our business of the recent merger of American Airlines and U.S. Airways; a revocation of, or reduction in, our right to use licensed spectrum or grant of a license to use air-to-ground spectrum to a competitor; our use of open source software and licenses; the effects of service interruptions or delays, technology failures, material defects or errors in our software or damage to our equipment; the limited operating history of our CA-NA and CA-ROW segments; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll-out of our technology roadmap or our international expansion; compliance with U.S. and foreign government regulations and standards, including those related to the installation and operation of satellite equipment and our ability to obtain and maintain all necessary regulatory approvals to install and operate our equipment in the U.S. and foreign jurisdictions; our, or our technology suppliers’, inability to effectively innovate; costs associated with defending pending or future intellectual property infringement and other litigation or claims; our ability to protect our intellectual property; any negative outcome or effects of pending or future litigation; limitations and restrictions in the agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms or at all; fluctuation in our operating results; our ability to attract and retain customers and to capitalize on revenue from our platform; the demand for and market acceptance of our products and services; changes or developments in the regulations that apply to us, our business and our industry; the attraction and retention of qualified employees and key personnel; the effectiveness of our marketing and advertising and our ability to maintain and enhance our brands; our ability to manage our growth in a cost-effective manner and integrate and manage acquisitions; compliance with corruption laws and regulations in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act and the (U.K.) Bribery Act 2010; restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the OFAC; and difficulties in collecting accounts receivable.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2014.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this press release ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is a leading aircraft communications service provider to the global aviation industry. Using Gogo’s exclusive products and services, passengers with Wi-Fi enabled devices can get online on more than 2,000 Gogo equipped commercial aircraft. In-flight connectivity partners include AeroMexico, American Airlines, Air Canada, AirTran Airways, Alaska Airlines, Delta Air Lines, Japan Airlines, United Airlines, US Airways and Virgin America. In-flight entertainment partners include AeroMexico, American Airlines, Delta Air Lines, Japan Airlines, Scoot and US Airways. In addition to its commercial airline business, Gogo provides its communications services to passengers on more than 6,200 business aircraft. Back on the ground, Gogo’s 700+ employees in Itasca, IL, Broomfield, CO and various locations overseas are working to continually redefine flying as a productive, socially connected, and all-around more satisfying experience. Connect with Gogo at www.gogoair.com, on Facebook at www.facebook.com/gogo and on Twitter at www.twitter.com/gogo.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months
	Ended March 31,
	2014	2013
Revenue:
Service revenue	$72,291	$54,935
Equipment revenue	23,403	15,819

Total revenue	95,694	70,754
Operating expenses:
Cost of service revenue (exclusive of items shown below)	39,628	25,970
Cost of equipment revenue (exclusive of items shown below)	9,986	7,729
Engineering, design and development	14,099	12,285
Sales and marketing	8,042	6,630
General and administrative	17,572	14,595
Depreciation and amortization	15,687	13,845

Total operating expenses	105,014	81,054

Operating loss	(9,320)	(10,300)

Other (income) expense:
Interest income	(15)	(19)
Interest expense	7,248	3,920
Other expense	40	1

Total other expense	7,273	3,902

Loss before incomes taxes	(16,593)	(14,202)
Income tax provision	273	275

Net loss	(16,866)	(14,477)
Class A and Class B senior convertible preferred stock return	—	(15,283)
Accretion of preferred stock	—	(2,690)

Net loss attributable to common stock	$(16,866)	$(32,450)

Net loss attributable to common stock per share—basic and diluted	$(0.20)	$(4.77)

Weighted average number of shares—basic and diluted	84,995	6,802

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$219,572	$266,342
Accounts receivable, net of allowances of $97 and $162, respectively	29,669	25,690
Inventories	11,693	13,646
Prepaid expenses and other current assets	18,272	16,287

Total current assets	279,206	321,965

Non-current assets:
Property and equipment, net	283,494	265,634
Intangible assets, net	74,369	72,848
Goodwill	620	620
Long-term restricted cash	7,899	5,418
Debt issuance costs	12,133	12,969
Other non-current assets	11,710	9,546

Total non-current assets	390,225	367,035

Total assets	$669,431	$689,000

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$16,428	$22,251
Accrued liabilities	42,054	49,146
Accrued airline revenue share	9,969	9,958
Deferred revenue	13,094	11,718
Deferred airborne lease incentives	9,956	9,005
Current portion of long-term debt and capital leases	8,315	7,887

Total current liabilities	99,816	109,965

Non-current liabilities:
Long-term debt	233,951	235,627
Deferred airborne lease incentives	58,122	53,012
Deferred tax liabilities	5,977	5,770
Other non-current liabilities	16,253	14,436

Total non-current liabilities	314,303	308,845

Total liabilities	414,119	418,810

Stockholders’ equity
Common stock	9	8
Additional paid-in-capital	873,554	871,325
Accumulated other comprehensive loss	(667)	(425)
Accumulated deficit	(617,584)	(600,718)

Total stockholders’ equity	255,312	270,190

Total liabilities and stockholders’ equity	$669,431	$689,000

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Three Months Ended March 31,
	2014	2013
Operating activities:
Net loss	$(16,866)	$(14,477)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	15,687	13,845
Loss on asset disposals/abandonments	186	50
Deferred income taxes	207	201
Stock compensation expense	1,604	878
Amortization of deferred financing costs	836	386
Changes in operating assets and liabilities:
Accounts receivable	(3,979)	(1,441)
Inventories	1,953	(1,252)
Prepaid expenses and other current assets	(1,980)	(688)
Accounts payable	(2,475)	1,406
Accrued liabilities	(8,484)	(5,658)
Accrued airline revenue share	11	1,033
Deferred airborne lease incentives	5,566	4,786
Deferred revenue	1,163	320
Other non-current assets and liabilities	(238)	327

Net cash used in operating activities	(6,809)	(284)

Investing activities:
Proceeds from the sale of property and equipment	—	85
Purchases of property and equipment	(31,907)	(29,390)
Acquisition of intangible assets—capitalized software	(4,188)	(4,108)
(Increase) decrease in investing restricted cash	(2,499)	—

Net cash used in investing activities	(38,594)	(33,413)

Financing activities:
Payment of debt, including capital leases	(2,003)	(1,021)
Other	626	112

Net cash used in financing activities	(1,377)	(909)

Effect of exchange rate changes on cash	10	(10)
Decrease in cash and cash equivalents	(46,770)	(34,616)
Cash and cash equivalents at beginning of period	266,342	112,576

Cash and cash equivalents at end of period	$219,572	$77,960

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Commercial Aviation North America

	For the Three Months
	Ended March 31,
	2014	2013
Aircraft online	2,056	1,878
Average monthly service revenue per aircraft online (ARPA)	$9,199	$7,696
Gross passenger opportunity (GPO) (in thousands)	74,668	65,024
Total average revenue per passenger opportunity (ARPP)	$0.76	$0.66
Total average revenue per session (ARPS)	$10.55	$10.30
Connectivity take rate	6.9%	6.2%

•	Aircraft online. We define aircraft online as the total number of commercial aircraft on which our ATG network equipment is installed and Gogo service has been made commercially available as of the last day of each period presented.

•	Average monthly service revenue per aircraft online (“ARPA”). We define ARPA as the aggregate service revenue for the period divided by the number of months in the period, divided by the number of aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Gross passenger opportunity (“GPO”). We define GPO as the estimated aggregate number of passengers who board commercial aircraft on which Gogo service has been available during the period presented. We calculate passenger estimates by taking the maximum capacity of flights with Gogo service, which is calculated by multiplying the number of flights flown by Gogo-equipped aircraft, as published by Air Radio Inc. (ARINC), by the number of seats on those aircraft, and adjusting the product by a passenger load factor for each airline, which represents the percentage of seats on aircraft that are occupied by passengers. Load factors are provided to us by our airline partners and are based on historical data.

•	Total average revenue per passenger opportunity (“ARPP”). We define ARPP as revenue from Gogo Connectivity, Gogo Vision, Gogo Signature Services and other service revenue for the period, divided by GPO for the period.

•	Total average revenue per session (“ARPS”). We define ARPS as revenue from Gogo Connectivity divided by the total number of sessions during the period. A session, or a “use” of Gogo Connectivity, is defined as the use by a unique passenger of Gogo Connectivity on a flight segment. Multiple logins or purchases under the same user name during one flight segment count as only one session.

•	Connectivity take rate. We define connectivity take rate as the number of sessions during the period expressed as a percentage of GPO. Included in our connectivity take-rate calculation are sessions for which we did not receive revenue, including those provided pursuant to free promotional campaigns and, to a lesser extent, as a result of complimentary passes distributed by our customer service representatives or unforeseen technical issues. For the periods listed above, the number of sessions for which we did not receive revenue was less than 3% of the total number of sessions.

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Business Aviation

	For the Three Months
	Ended March 31,
	2014	2013
Aircraft online
Satellite	5,252	5,062
ATG	2,250	1,555
Average monthly service revenue per aircraft online
Satellite	$160	$151
ATG	2,006	1,893
Units Shipped
Satellite	153	147
ATG	241	171
Average equipment revenue per unit shipped (in thousands)
Satellite	$48	$40
ATG	64	53

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services in operation as of the last day of each period presented.

•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services in operation as of the last day of each period presented.

•	Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Units shipped. We define units shipped as the number of satellite or ATG network equipment units, respectively, shipped during the period.

•	Average equipment revenue per satellite unit shipped. We define average equipment revenue per satellite unit shipped as the aggregate equipment revenue earned from all satellite shipments during the period, divided by the number of satellite units shipped.

•	Average equipment revenue per ATG unit shipped. We define average equipment revenue per ATG unit shipped as the aggregate equipment revenue from all ATG shipments during the period, divided by the number of ATG units shipped.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Revenue and Segment Profit/(Loss)

(in thousands, Unaudited)

	For the Three Months Ended
	March 31, 2014
	CA-NA	CA-ROW	BA	Total
Service revenue	$56,435	$63	$15,793	$72,291
Equipment revenue	633	—	22,770	23,403

Total revenue	$57,068	$63	$38,563	$95,694

Segment profit (loss)	$5,804	$(16,893)	$16,463	$5,374

	For the Three Months Ended March 31, 2013
	CA-NA	CA-ROW	BA	Total
Service revenue	$42,806	$1,198	$10,931	$54,935
Equipment revenue	559	20	15,240	15,819

Total revenue	$43,365	$1,218	$26,171	$70,754

Segment profit (loss)	$(385)	$(6,220)	$9,456	$2,851

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Service Revenue

(in thousands, Unaudited)(1)

	For the Three Months
	Ended March 31,
	2014	2013
CA-NA	$27,223	$21,666
BA	4,649	2,854
CA-ROW	7,756	1,450

Total	$39,628	$25,970

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Equipment Revenue

(in thousands, Unaudited)(1)

	For the Three Months
	Ended March 31,
	2014	2013
CA-NA	$987	$230
BA	8,999	7,499
CA-ROW	—	—

Total	$9,986	$7,729

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended March 31,
	2014	2013
Adjusted EBITDA:
Net income (loss) attributable to common stock (GAAP)	$(16,866)	$(32,450)
Interest expense	7,248	3,920
Interest income	(15)	(19)
Income tax provision	273	275
Depreciation and amortization	15,687	13,845

EBITDA	6,327	(14,429)
Class A and Class B senior convertible preferred stock return	—	15,283
Accretion of preferred stock	—	2,690
Stock-based compensation expense	1,604	878
Amortization of deferred airborne lease incentives	(2,597)	(1,572)

Adjusted EBITDA	$5,334	$2,850

Adjusted Net Loss and Adjusted Net Loss Per Share:
Net loss attributable to common stock (GAAP)	$(16,866)	$(32,450)
Class A and Class B senior convertible preferred stock return	—	15,283
Accretion of preferred stock	—	2,690

Adjusted Net Loss	$(16,866)	$(14,477)

Basic and diluted weighted average shares outstanding (GAAP)	84,995	6,802
Adjustment of shares to our current capital structure	—	78,193

Adjusted shares outstanding	84,995	84,995

Adjusted Net Loss Per Share – basic and diluted	$(0.20)	$(0.17)

Cash CAPEX:
Consolidated capital expenditures (GAAP) (1)	$(36,095)	$(33,498)
Deferred airborne lease incentives (2)	4,965	4,786
Amortization of deferred airborne lease incentives (2)	2,490	1,572

Cash CAPEX	$(28,640)	$(27,140)

(1)	See unaudited condensed consolidated statements of cash flows.
(2)	Excludes deferred airborne lease incentives and related amortization associated with Supplemental Type Certificates (STCs) for the three months ended March 31, 2014 as STC costs are expensed as incurred as part of Engineering, Design and Development.

Definition of Non-GAAP Measures

EBITDA represents net income (loss) attributable to common stock before income taxes, interest income, interest expense, depreciation expense and amortization of other intangible assets.

Adjusted EBITDA represents EBITDA adjusted for (i) fair value derivative adjustments, (ii) preferred stock dividends, (iii) accretion of preferred stock, (iv) stock-based compensation expense, (v) amortization of deferred airborne lease incentives and (vi) write off of deferred equity financing costs. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

More specifically, we believe the exclusion of fair value derivative adjustments, Class A and Class B senior convertible preferred stock return and accretion of preferred stock from Adjusted EBITDA is appropriate because we do not believe such items are indicative of ongoing operating performance due to their non-recurring nature as a result of the conversion of all shares of preferred stock into shares of common stock upon consummation of our IPO in June 2013.

Additionally, we believe the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options as determined using the Black-Scholes model varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate, the expected life of the options and future dividends to be paid by the Company. Therefore, we believe the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe the exclusion of the amortization of deferred airborne lease incentives from Adjusted EBITDA is useful as it allows an investor to view operating performance across time periods in a manner consistent with how management measures segment profit and loss, see Note 13 “Business Segments and Major Customers” of the first quarter 10-Q as filed with the SEC for a description of segment profit (loss). Management evaluates segment profit and loss in this manner, excluding the amortization of deferred airborne lease incentives, because such presentation reflects operating decisions and activities from the current period, without regard to the prior period decision or form of connectivity agreements. See “—Key Components of Consolidated Statements of Operations—Cost of Service Revenue—Commercial Aviation North America” in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the accounting treatment of deferred airborne lease incentives.

We believe it is useful to an understanding of our operating performance to exclude write off of deferred equity financing costs from Adjusted EBITDA because of the non-recurring nature of this charge.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Adjusted Net Loss represents net loss attributable to common stock before fair value derivative adjustments, Class A and Class B senior convertible preferred stock return and accretion of preferred stock. We present Adjusted Net Loss to eliminate the impact of such items because we do not consider those indicative of ongoing operating performance due to their non-recurring nature as a result of the conversion of all shares of preferred stock into shares of common stock in connection with our IPO in June 2013.

Adjusted Net Loss Per Share represents net loss attributable to common stock per share—basic and diluted, adjusted to reflect the number of shares of common stock outstanding as of March 31, 2014 under our current capital structure, after giving effect to the initial public offering and the corresponding conversion of shares of preferred stock outstanding. We present Adjusted Net Loss Per Share to provide investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance considering our current capital structure and the shares outstanding following our IPO on a consistent basis.

Cash CAPEX represents capital expenditures net of airborne equipment proceeds received from the airlines. We believe Cash CAPEX provides a more representative indication of our liquidity requirements with respect to capital expenditures, as under certain agreements with our airline partners we are reimbursed for all, or a substantial portion of, the cost of our airborne equipment, thereby reducing our cash capital requirements.